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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the references to our firm under the captions "Selected Financial Data" and "Experts" incorporated by reference in the Registration Statement (Form S-1) and related Prospectus of InterTrust Technologies Corporation for the registration of 776,250 shares of its common stock and to the incorporation by reference therein of our report dated January 14, 2000, except as to the paragraph titled "Stock Split" of Note 1, as to which the date is January 27, 2000, with respect to the consolidated financial statements of InterTrust Technologies Corporation included in its Registration Statement (Form S-1 No. 333-32484) filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Palo Alto, California
April 6, 2000